Exhibit 99.1

News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release:	Immediately
Date:	July 25, 2024
Contact:	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Appoints New Independent Trustee

GLENDALE, California–Public Storage (NYSE:PSA) (the “Company”) announced today the appointment of Maria R. Hawthorne to its Board of Trustees, effective immediately, with an initial term expiring at the 2025 annual meeting of shareholders. Ms. Hawthorne will serve as a member of the Audit Committee.

Ms. Hawthorne brings over 35 years of real estate industry experience, including extensive executive management, operational, and leadership development experience. Ms. Hawthorne has been a member of the board of directors of Essex Property Trust, Inc. (NYSE:ESS), a REIT that acquires, develops, redevelops, and manages multifamily residential properties, since March 2020, and of ASGN Incorporated (NYSE:ASGN), a leading provider of IT services and solutions to commercial and government sectors, since June 2021. She is a member of the audit committee of Essex Property Trust and is chair of the audit committee of ASGN. She served as a director of PS Business Parks, Inc. (former NYSE:PSB) from July 2016 until its sale in July 2022.

Ms. Hawthorne previously served as President and Chief Executive Officer of PS Business Parks, Inc. from August 2015 and July 2016, respectively, until her retirement in September 2020. Prior to her appointment as President and Chief Executive Officer, she served in various leadership roles at PS Business Parks since joining the company in 1988, including as Interim Chief Operating Officer, acting Chief Financial Officer, Chief Administrative Officer, and Executive Vice President, East Coast.

“We are pleased to welcome Maria Hawthorne to the Board of Trustees of Public Storage,” said Ronald L. Havner, Public Storage’s Chairman. “Maria brings significant leadership acumen to our Board, and her deep experience as both a corporate executive and director will serve Public Storage and our stakeholders well into the future.”

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At March 31, 2024, we had: (i) interests in 3,045 self-storage facilities located in 40 states with approximately 218 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 279 self-storage facilities located in seven Western European nations with approximately 15 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.

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